                                                                      EXHIBIT 99

                HELLER FINANCIAL REPORTS STRONG EARNINGS GROWTH

        SECOND QUARTER NET INCOME TO COMMON STOCK UP 14% TO $72 MILLION

                          DILUTED EPS UP 12% TO $0.73

  Chicago--(July 19, 2001)--Heller Financial, Inc. (NYSE: HF) today reported net income of $79 million for the second quarter of 2001, an increase of 13% over the second quarter of 2000. Net income applicable to common stock was $72 million, up 14% over the second quarter of 2000. Diluted earnings per share were $0.73, up 12% from $0.65 per share for the prior year second quarter.

  Earnings growth for the quarter and first six months was driven by improved net interest margin and improved operating efficiency. For the six months ended June 30, 2001, excluding one-time charges recorded in the first quarter, operating net income was $155 million, an increase of 7% over the prior year period. Diluted operating earnings per share for the six months were $1.44, up 7% from $1.35 in the first six months of 2000. One-time charges recorded in the first quarter related to the discontinuation of Small Business Administration loans and the adoption of the new accounting standards for derivatives.

     "We are pleased to report another strong quarter as this challenging economic environment continues," said Chairman and Chief Executive Officer, Richard J. Almeida. "Our disciplined operating strategies have paid off, and as we enter the second half of the year, we remain well positioned with solid transaction backlogs and stable portfolio quality."

     Highlights included:

     Operating revenues were $270 million for the quarter and $523 million year-to-date. Heller's operating margin was 6.2% for the second quarter, consistent with the second quarter of 2000 and up from 5.9% in the first quarter of this year. For the six months ended June 30, 2001, operating margin was 6.1%.

     Net interest income totaled $165 million for the quarter and $319 million for the six month period, an increase of 5% over both prior year periods. Net interest margin was 3.8% for the second quarter, up from 3.7% for the second quarter of 2000. For the six months ended June 30, 2001, net interest margin was 3.7% within Heller's targeted range of 3.6% to 3.8%.

     Fees and other income, which includes net investment gains and recurring fee income, totaled $79 million for the quarter and was consistent with the prior year period. Year-to-date fees and other income totaled $150 million, down from the prior year period due primarily to lower net investment gains.

     New business volume, which includes portfolio purchases, totaled $1.9 billion for the quarter and $3.0 billion year-to-date, was strongest in leasing services, real estate and asset-based finance. Managed assets totaled $19.1 billion, up 8% over the prior year period and up slightly over year-end. During the quarter the Company sold assets of approximately $400 million into an equipment-backed financing vehicle as a more cost-effective funding source. As a result of this sale, strong syndication activity and the continued sale of Small Business Finance assets, funds employed decreased slightly from year-end.

     Credit quality in Heller's portfolio remained in line with targets. Net writedowns totaled $35 million during the quarter, or 0.9% of average lending assets on an annualized basis. Heller's nonearning assets increased slightly to 2.3% of total lending assets, toward the low end of Heller's target range of 2% to 4%. The Company's loan loss reserve totals 2.2% of receivables, consistent with the first quarter and slightly higher than the prior year.

     Operating expenses which totaled $116 million for the second quarter, were flat compared to the second quarter of 2000. Year-to-date operating expenses totaled $227 million, a decrease of 3% from the prior year period. Heller's efficiency ratio improved to 43% for the second quarter of 2001, down from 44% in second quarter of 2000 and the first quarter of 2001. Operating efficiency was 43% for the six months compared to 45% for the first six months of 2000.

     "This quarter again demonstrates our commitment to our credit disciplines and improving operating efficiency and financial returns," said Almeida. "While we remain cautious about the current economic environment, we still feel confident that we can continue to deliver on our commitments to our shareholders."

     Heller is hosting a conference call and simultaneous Webcast on July 20, 2001 at 9 a.m. CDT to discuss its second quarter financial results. Both the call and Webcast are open to the general public. The conference call is available at the following numbers:

      . United States:  (800) 230-1074
      . International:   (612) 288-0318

Interested parties may also access the live call on the Internet at www.hellerfinancial.com in the Investor Relations section. Listeners are advised to access the web site at least 15 minutes before the broadcast to register, download, and install any necessary software. A replay of the call can be accessed at 1 p.m. CDT after the call on the Internet via www.hellerfinancial.com or by calling in the U.S. (800) 475-6701 or internationally (320) 365-3844 using the passcode 590065 (available until August 3, 2001).

     Heller Financial, Inc., is a worldwide commercial finance company providing a broad range of sophisticated, collateralized financing solutions. With nearly $20 billion in total assets, Heller offers equipment financing and leasing, sales finance programs, collateral and cash flow-based financing, financing for healthcare companies and financing for commercial real estate. The Company also offers trade finance, factoring, asset-based lending, leasing and vendor finance products and programs to clients in Europe, Asia, and Latin America. Heller's common stock is listed as "HF" on the New York and Chicago Stock Exchanges. Heller can be found on the World Wide Web at http://www.hellerfinancial.com.

     The statements made by Heller in this news release may include certain forward-looking statements that reflect the Company's current expectations regarding its future growth, results and performance. These forward-looking statements are based on various assumptions and are subject to a variety of risks and uncertainties, which could cause Heller's future growth, results and performance to differ materially from those expressed in, or implied by, these statements. Information concerning these risks and uncertainties is contained in the quarterly and annual reports that the Company files with the Securities and Exchange Commission. Heller assumes no obligation to update those forward looking statements.

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES
                     CONSOLIDATED CONDENSED BALANCE SHEETS
                                 (in millions)

                                     ASSETS

                                                   June 30,       December 31,
                                                     2001             2000
                                                    -------       ------------
                                                  (unaudited)      (audited)
Cash and cash equivalents.....................      $   587         $   732

Receivables...................................       15,305          15,966
Less: Allowance for losses of receivables.....          341             342
                                                    -------         -------
     Net receivables..........................       14,964          15,624

Debt and equity investments...................        1,629           1,550
Operating leases..............................          661             695
Investments in international joint ventures...          211             216
Lending partnerships..........................          404             267
Goodwill......................................          443             458
Other assets..................................          599             519
                                                    -------         -------
     Total assets.............................      $19,498         $20,061
                                                    =======         =======

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Senior debt
 Commercial paper and short-term borrowings.......  $ 3,677         $ 5,127
 Notes and debentures.............................   11,449          10,525
                                                    -------         -------
     Total senior debt............................   15,126          15,652

Credit balances of factoring clients..............      789             982
Other payables and accruals.......................      863             840
                                                    -------         -------
     Total liabilities............................   16,778          17,474

Mandatory redeemable trust preferred security.....      175               -

Minority interest.................................       12              12

Stockholders' equity
  Preferred stock.................................      275             400

  Common stockholders' equity.....................    2,258           2,175
                                                    -------         -------
     Total stockholders' equity...................    2,533           2,575
                                                    -------         -------
     Total liabilities and stockholders' equity...  $19,498         $20,061
                                                    =======         =======

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES
                  CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                  (in millions, except per share information)
                                  (unaudited)

                                                           Three Months Ended                    Six Months Ended
                                                                 June 30,                             June 30,
                                                        ------------------------             -----------------------
                                                         2001               2000              2001              2000
                                                        -----              -----             -----             -----
Interest Income...................................      $ 384              $ 404             $ 787             $ 765

Interest Expense..................................        219                247               468               462
                                                        -----              -----             -----             -----
Net interest income...............................        165                157               319               303

Fees and other income.............................         79                 78               150               166

Factoring commissions.............................         18                 19                34                36

Income of international joint ventures............          8                  8                20                18
                                                        -----              -----             -----             -----
Operating revenues................................        270                262               523               523

Operating expenses................................        116                116               227               233

Small Business Finance charge.....................          -                  -                12                 -

Provision for losses..............................         38                 41                69                71
                                                        -----              -----             -----             -----
Income before income taxes and minority interest          116                105               215               219
 interest.........................................

Income tax provision..............................         36                 35                67                73

Minority interest.................................          1                  -                 1                 1
                                                        -----              -----             -----             -----
Income before cumulative effect of a change in
 accounting principle.............................      $  79              $  70             $ 147             $ 145
                                                        =====              =====             =====             =====
Cumulative effect of a change in accounting
 principle........................................      $   -              $   -             $   4             $   -
                                                        =====              =====             =====             =====
Net income........................................      $  79              $  70             $ 143             $ 145
                                                        =====              =====             =====             =====
Dividends on preferred stock......................      $   7              $   7             $  14             $  14
                                                        =====              =====             =====             =====
 Net income applicable to common stock............      $  72              $  63             $ 129             $ 131
                                                        =====              =====             =====             =====
 Basic net income applicable to common stock per
   share (1)......................................      $0.74              $0.65             $1.33             $1.36
                                                        =====              =====             =====             =====
 Diluted net income applicable to common stock per
   share (1)......................................      $0.73              $0.65             $1.31             $1.35
                                                        =====              =====             =====             =====
 Diluted net income applicable to common
   stock per share, adjusted for Small Business
   Finance charge and cumulative effect of a
   change in accounting principle (1) (2)........       $0.73              $0.65             $1.44             $1.35
                                                        =====              =====             =====             =====

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES
                            SELECTED FINANCIAL DATA
                                  (unaudited)

SELECTED DATA AND RATIOS                              Three Months Ended               Six Months Ended
(dollars in millions)                                      June 30,                        June 30,
                                                 -----------------------------   -----------------------------
                                                         2001            2000            2001            2000
                                                         ----            ----            ----            ----
Profitability:
--------------
Net income applicable to common stock per
 share, adjusted for Small Business Finance
 charge and cumulative effect of a change in
 accounting principle (1) (2):
     Basic                                              $0.74           $0.65           $1.45           $1.36
     Diluted                                             0.73            0.65            1.44            1.35

Net income applicable to common stock per
 share (1):
     Basic                                              $0.74           $0.65           $1.33           $1.36
     Diluted                                             0.73            0.65            1.31            1.35

Return on average common stockholders'
  equity, adjusted for Small Business Finance
   charge and cumulative effect of change in
   accounting principle (2)                              13.0%           12.6%           12.9%           13.2%

Return on average common stockholders'
 equity                                                  13.0            12.6            11.8            13.2

Return on AFE, adjusted for Small Business
 Finance charge and cumulative effect of
 change in accounting principle (2)(3)                    1.8             1.7             1.8             1.8

Return on AFE (3)                                         1.8             1.7             1.7             1.8

Net interest income as a percentage of AFE (3)            3.8             3.7             3.7             3.7

Non-interest operating revenues as a
 percentage of AFE (3)                                    2.4             2.5             2.4             2.7

Total operating revenues as a percentage of
 AFE (3)                                                  6.2             6.2             6.1             6.4

Operating expenses as a percentage of
 AFE (3)                                                  2.7             2.7             2.6             2.9

Operating expenses to operating revenues                 43.0            44.3            43.4            44.6

Operating expenses to AMA (4)                             2.5             2.7             2.4             2.8

Gross writedowns                                        $  41           $  28           $  85           $  54

Gross recoveries                                        $   6           $   3           $  19           $   5

                                                                                     Three Months Ended
                                                            June 30,                     December 31,                   June 30,
                                                              2001                           2000                         2000
                                                            --------                 ------------------                 --------
Credit Quality:
Ratio of earning loans delinquent 60 days or more
 to receivables                                                2.0%                            1.7%                         1.6%

Ratio of total nonearning assets to total lending
 assets                                                        2.3%                            1.9%                         1.7%

Ratio of net writedowns to average lending assets
 (annualized)                                                 0.92%                           0.93%                        0.65%

Ratio of allowance for losses of receivables to
 receivables                                                   2.2%                            2.1%                         2.1%

Ratio of allowance for losses of receivables to
 nonearning receivables                                        103%                            120%                         140%

                                                                    Three Months Ended                       Six Months Ended
                                                                        June 30,                                  June 30,
                                                            -----------------------------              ----------------------------
                                                              2001                 2000                  2001                 2000
                                                            -------              -------               -------              -------
Leverage:
Ratio of debt (net of short-term investments) to
 total stockholders' equity                                    5.5x                 6.1x                 5.5x                 6.1x

Ratio of commercial paper and short-term
 borrowings to total debt                                       24%                  33%                  24%                  33%

Other: (dollars in millions)

Total lending assets and investments                       $18,226              $18,351              $18,226              $18,351

Total lending assets                                        15,321               15,853               15,321               15,853

Average lending assets                                      15,269               15,445               15,508               15,236

Total common stockholders' equity                            2,258                2,049                2,258                2,049

Average common stockholders' equity                          2,220                2,019                2,205                1,995

Funds employed (3)                                          17,437               17,436               17,437               17,436

Average funds employed (3)                                  17,341               17,016               17,337               16,439

Managed assets (4)                                          19,086               17,724               19,086               17,724

Average managed assets (4)                                  18,860               17,248               18,865               16,865

(1) Based on 97,302,493 basic and 98,250,878 diluted weighted average shares of common stock outstanding for the quarter ended June 30, 2001 and 97,151,682 basic and 98,112,422 diluted weighted average shares of common stock outstanding for the six months ended June 30, 2001. The diluted weighted average shares as of June 30, 2001, include the effect of 5.2 million stock options issued to management of the Company.

(2) In February 2001, we ceased originations of Small Business Administration loans through Small Business Finance. In conjunction with this decision, we have incurred a one-time charge of $8 million, net of tax, primarily for severance and facility related costs.

(3) Funds employed include lending assets and investments, less credit balances of factoring clients.

(4) Managed assets include funds employed plus receivables previously securitized or sold, for which we hold securities giving us an economic interest in the performance of these assets. This amount excludes assets for which we merely retain servicing responsibilities and for which we are paid a fee at a market rate for providing such servicing.

LENDING ASSETS AND INVESTMENTS
                                                                June 30,             December 31,             June 30,
BY BUSINESS SEGMENT                                               2001                   2000                   2000
(dollars in millions)                                           -------                -------                -------

Domestic Commercial Finance Segment
  Corporate Finance                                             $ 5,088                $ 5,225                $ 5,777
  Leasing Services                                                4,439                  4,434                  4,044
  Real Estate Finance                                             2,966                  2,766                  2,669
  Healthcare Finance                                              1,690                  1,563                  1,299
  Small Business Finance*                                         1,168                  1,440                  1,337
  Other                                                             361                    387                    469
                                                                -------                -------                -------
Total Domestic Commercial Finance Segment                       $15,712                $15,815                $15,595
International Factoring and Asset Based
  Finance Segment                                                 2,514                  2,901                  2,756
                                                                -------                -------                -------
Total lending assets and investments                            $18,226                $18,716                $18,351
                                                                =======                =======                =======

* In February 2001, we ceased originations of Small Business Administration loans through Small Business Finance.

FEES AND OTHER INCOME
(dollars in millions)                                Three Months Ended                     Six Months Ended
                                                          June 30,                              June 30,
                                             -----------------------------------   -----------------------------------
                                                    2001               2000               2001               2000
                                                   -----              -----              -----              -----

Factoring commissions                              $  18              $  19              $  34              $  36
Income of international joint ventures                 8                  8                 20                 18
Fees and other income:
 Investment and asset sale income**                   47                 59                 95                123
 Fee income and other                                 32                 19                 55                 43
                                                   -----              -----              -----              -----
     Total fees and other income                   $  79              $  78              $ 150              $ 166
                                                   -----              -----              -----              -----
     Total non-interest income                     $ 105              $ 105              $ 204              $ 220
                                                   =====              =====              =====              =====

** Includes gains on securitizations and loans sales, net investment income and gains, equipment residual gains and participation income.